For Immediate Release	Contact Information
Wednesday, March 5, 2008	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

TXCO Resources Closes Private Preferred Stock Transactions

SAN ANTONIO - March 5, 2008 - TXCO Resources Inc. (Nasdaq:TXCO) today announced the successful close of its previously announced private placement of Series E preferred stock and related exchange of an existing preferred stock issue, effective February 29, 2008.

The placement consists of 20,000 shares, or $20 million, of its Series E Convertible Preferred Stock. In connection with the private placement, TXCO also completed its previously announced agreement to exchange its existing shares of Series C Convertible Preferred Stock, originally issued in a November 2007 private placement, for newly issued shares of Series D Convertible Preferred Stock. The newly issued preferred shares have the same conversion price as the Series C Convertible Preferred Stock they replace.

Details regarding the private placement and related exchange of preferred stock are more fully discussed in a Form 8-K filed with the Securities and Exchange Commission on February 29, 2008.

Lazard Frères & Co. LLC served as placement agent in the private offerings.

About TXCO Resources
TXCO Resources, formerly The Exploration Company, is an independent oil and gas enterprise with interests in the Maverick Basin, the onshore Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO’s business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq’s Global Select Market under the symbol “TXCO.”

Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO’s or management’s intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to budget and drilling plans, capital expenditures, production levels, the timing, number and cost of wells to be drilled, new projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company’s operating and financial results is included in TXCO’s annual report on Form 10-K for the year ended December 31, 2006, and its Form 10-Q for the quarter ended September 30, 2007. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO’s Web site at www.txco.com. Copies are available without charge, upon request from the Company.